Exhibit 3.1

CERTIFICATE

relating to

SERIES A2 JUNIOR PARTICIPATING PREFERRED STOCK

of

OSHKOSH CORPORATION

Pursuant to Section 180.0602(3)(b)2. of the Wisconsin Business Corporation Law

I, Bryan, J. Blankfield, Executive Vice President, General Counsel and Secretary of Oshkosh Corporation, a corporation organized and existing under the Wisconsin Business Corporation Law (the “Corporation”), in accordance with the provisions of Section 180.0602(3)(b)2. thereof and on behalf and at the direction of the Board of Directors (the “Board”) of the Corporation, DO HEREBY CERTIFY THAT:

A.                                The Board adopted the following resolutions on January 4, 2013:

RESOLVED, that, in accordance with Section 180.0602(3)(b)2. of the Wisconsin Business Corporation Law, the Board hereby eliminates from the Corporation’s Restated Articles of Incorporation all matters set forth in the Articles of Amendment filed with the Wisconsin Department of Financial Institutions on October 26, 2012 (the “Articles of Amendment”) with respect to the Series A2 Junior Participating Preferred Stock of the Corporation.

RESOLVED, that the Chief Executive Officer, the President or any Executive Vice President of the Corporation be, and each of them individually hereby is, authorized, empowered and directed, in the name and on behalf of the Corporation, to, promptly following the expiration of the Rights Agreement, execute, deliver and file, in accordance with the provisions of the Wisconsin Business Corporation Law, a certificate or other appropriate document prepared by the Board setting forth the content of these resolutions, stating that none of the authorized shares of the Series A2 Junior Participating Preferred Stock of the Corporation are outstanding and stating that no such shares will be issued under the Articles of Amendment, a form of which has been provided to the Board and is hereby approved, substantially in such form, with such modifications thereto as shall be approved by the Chief Executive Officer, the President or any Executive Vice President of the Corporation.

B.                                 None of the authorized shares of the Series A2 Junior Participating Preferred Stock of the Corporation are outstanding.

C.                                 No shares of the Series A2 Junior Participating Preferred Stock of the Corporation will be issued under the Articles of Amendment, filed with the Wisconsin Department of Financial Institutions on October 26, 2012, relating to the Series A2 Junior Participating Preferred Stock of the Corporation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on behalf of the Corporation and does affirm the foregoing as true as of the 7th day of January, 2013.

OSHKOSH CORPORATION

By:	/s/ Bryan J. Blankfield
Bryan J. Blankfield
Executive Vice President, General
Counsel and Secretary

This instrument was drafted by, and should be returned to, John K. Wilson of the firm of Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.